Exhibit 99.1

Toys “R” Us – Delaware, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	May 5, 2007	February 3, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$210	$401
Accounts and other receivables	89	98
Merchandise inventories	1,291	1,141
Current deferred tax assets	24	23
Prepaid expenses and other current assets	43	47

Total current assets	1,657	1,710

Property and equipment, net	1,781	1,805
Goodwill, net	359	359
Due from Affiliates, net	120	100
Restricted cash	14	13
Other assets	106	104

	$4,037	$4,091

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$791	$748
Accrued expenses and other current liabilities	435	509
Income taxes payable	18	50
Current portion of long-term debt	41	41

Total current liabilities	1,285	1,348

Long-term debt	1,671	1,691
Note payable to Parent	78	77
Deferred tax liabilities	394	405
Deferred rent liabilities	161	155
Other non-current liabilities	92	62
Stockholder’s equity	356	353

	$4,037	$4,091

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Net sales	$1,775	$1,699
Other revenues(a)	32	28

Total revenues	1,807	1,727
Cost of sales	1,150	1,101
Cost of other revenues(a)	6	5

Gross margin	651	621
Expenses:
Selling, general and administrative expenses(a)	568	527
Depreciation and amortization	55	73
Restructuring and other	4	4

Total operating expenses	627	604

Operating earnings	24	17
Other (expense) income:
Interest expense (a)	(47)	(57)
Interest income(a)	5	1

Loss before income taxes	(18)	(39)
Income tax benefit	7	10

Net loss	$(11)	$(29)

(a)	Includes results from transactions with related parties.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	13 Weeks Ended	13 Weeks Ended
	May 5, 2007	April 29, 2006
Cash Flows from Operating Activities:
Net loss	$(11)	$(29)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	55	73
Amortization of debt issuance costs	5	8
Deferred income taxes	—	(13)
Other	9	6
Changes in operating assets and liabilities:
Accounts and other receivables	9	14
Merchandise inventories	(148)	(202)
Prepaid expenses and other assets	1	3
Accounts payable, accrued expenses and other liabilities	(38)	(30)
Due to affiliates, net	(21)	(58)
Income taxes payable	(16)	(8)

Net cash used in operating activities	(155)	(236)

Cash Flows from Investing Activities:
Capital expenditures	(19)	(15)
(Increase) decrease in restricted cash	(1)	5
Proceeds from sale of fixed assets and properties	—	8
Acquisition of minority interest in Toysrus.com	—	(6)

Net cash used in investing activities	(20)	(8)

Cash Flows from Financing Activities:
Long-term debt borrowings	—	5
Long-term debt repayment	(22)	(19)

Net cash used in financing activities	(22)	(14)

Effect of exchange rate changes on cash and cash equivalents	6	8

Cash and cash equivalents:
Decrease during period	(191)	(250)
Cash and cash equivalents at beginning of period	401	374

Cash and cash equivalents at end of period	$210	$124